      As filed with the Securities and Exchange Commission on March 2, 2000
                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                               ------------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------


                            OSI PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)


                                        DELAWARE                                                13-3159796
               (State or other jurisdiction of incorporation organization)         (I.R.S. Employer Identification No.)


           106 CHARLES LINDBERGH BOULEVARD, UNIONDALE, NEW YORK, 11553
                                 (516) 222-0023
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive
                                    offices)
                             -----------------------


                             ROBERT L. VAN NOSTRAND
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                            OSI PHARMACEUTICALS, INC.
           106 CHARLES LINDBERGH BOULEVARD, UNIONDALE, NEW YORK 11553,
                                 (516) 222-0023
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             -----------------------

                        Copies of all communications to:

                         SPENCER W. FRANCK, JR., ESQUIRE
                         SAUL, EWING, REMICK & SAUL LLP
     1500 MARKET STREET, 38TH FLOOR, PHILADELPHIA, PENNSYLVANIA 19102-2186,
                                 (215) 972-1955

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[x]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] ___________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] ____________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                         CALCULATION OF REGISTRATION FEE

  TITLE OF SECURITIES TO BE REGISTERED       AMOUNT TO BE        PROPOSED MAXIMUM          PROPOSED MAXIMUM            AMOUNT OF
                                              REGISTERED     OFFERING PRICE PER SHARE  AGGREGATE OFFERING PRICE    REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.01 per share         3,325,000            $22.53(1)              $74,916,406.00(1)         $19,777.93(2)
-----------------------------------------------------------------------------------------------------------------------------------

(1) In accordance with Rule 457(c), the price shown is estimated solely for the purposes of calculating the registration fee, and is based on the average of the reported high and low sales prices of the common stock as reported on the Nasdaq National Market on February 24, 2000, which was $22.53.

(2) Represents the Proposed Maximum Aggregate Offering Price multiplied by $0.000264.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                                3,325,000 SHARES

                            OSI PHARMACEUTICALS, INC.

                     COMMON STOCK, PAR VALUE $.01 PER SHARE


         The stockholders named on pages 9-10 are selling up to 3,325,000 shares of OSI's stock.

         OSI's common stock is traded on the Nasdaq National Market under the symbol "OSIP". On February 28, 2000, the reported closing price of the common stock was $24.125 per share. OSI's principal executive offices are located at 106 Charles Lindbergh Boulevard, Uniondale, New York 11553, and its telephone number is (516) 222-0023.

                           --------------------------

                       THIS INVESTMENT INVOLVES RISK.
           SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THIS PROSPECTUS.
                           --------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  THE DATE OF THIS PROSPECTUS IS MARCH 2, 2000

                               TABLE OF CONTENTS


RISK FACTORS.....................................................................................................       1


RECENT EVENTS....................................................................................................       9


USE OF PROCEEDS..................................................................................................       9


SELLING STOCKHOLDERS.............................................................................................       9


PLAN OF DISTRIBUTION.............................................................................................      12


AVAILABLE INFORMATION............................................................................................      13


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................................................................      14


LEGAL MATTERS....................................................................................................      15


EXPERTS..........................................................................................................      15

                                  RISK FACTORS

         We desire to take advantage of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995 and of Section 21E and Rule 3b-6 under the Securities Exchange Act of 1934, as amended. Specifically, we wish to alert readers that the following important factors, as well as other factors including, without limitation, those described elsewhere in reports we have filed with the SEC, could in the future affect, and in the past have affected, our actual results and could cause our results for future periods to differ materially from those expressed in any forward-looking statements made by or on behalf of OSI. We assume no obligation to update these forward-looking statements.

         ALTHOUGH WE HAVE POTENTIAL PRODUCTS THAT APPEAR TO BE PROMISING AT EARLY STAGES OF DEVELOPMENT, ALL OF OUR PRODUCTS WILL REQUIRE SIGNIFICANT RESEARCH AND DEVELOPMENT AND MAY NOT REACH THE MARKET FOR A NUMBER OF REASONS.

         Potential products may be found ineffective or cause harmful side effects during pre-clinical testing or clinical trials, fail to receive necessary regulatory approvals, be difficult to manufacture on a large scale, be uneconomical to produce, fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties. There is no guarantee that we or our collaborative partners' product development efforts will be successfully completed, that required regulatory approvals will be obtained or that any products, if introduced, will be successfully marketed or achieve customer acceptance.

         To date, we have generated no revenue from the sale of pharmaceutical products, except for CP-358,774, with respect to which Pfizer has completed Phase I safety and toxicity studies and has initiated Phase II clinical trials, and CP-609,754 for which Pfizer has opened an investigational new drug application for Phase I clinical trials, all of the lead compounds in our small molecule drug discovery programs are in either a discovery or pre-clinical evaluation phase. Any products resulting from our development programs are not expected to be commercially available for several years, if at all.

         Our live-cell assays are novel as a drug discovery method and have not yet been shown to be successful in the development of any commercialized drug. Furthermore, our drug discovery assays are focused on several target genes and other molecular targets, the functions of many of which have not yet been fully determined. Our live-cell assay technology may not result in lead compounds that will be safe and useful. Development of new pharmaceutical products is highly uncertain. Consequently, our drug discovery technology may not result in any commercially successful products.

         FAILURE TO OBTAIN REQUIRED GOVERNMENTAL APPROVALS WILL DELAY OR PRECLUDE OUR PARTNERS FROM MARKETING DRUGS DISCOVERED OR DEVELOPED BY US OR LIMIT THE COMMERCIAL USE OF THESE PRODUCTS.

         Prior to marketing by a collaborative partner, any new drug discovered by us must undergo an extensive regulatory approval process in the United States and other countries. This regulatory process, which includes pre-clinical testing and clinical trials of each compound to establish its safety and efficacy, can take many years and require the expenditure of substantial resources. Moreover, data obtained from pre-clinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory approval.

         Even if we obtain regulatory approval, a marketed product and its manufacturer are subject to continuing review, including post-marketing surveillance. Discovery of previously unknown problems with our product or its manufacturer may have a negative effect on our business, financial condition and results of operations, including the withdrawal of the product from the market. Violations of regulatory requirements at any stage may result in various unfavorable consequences to us, including the Food and Drug Administration's, or FDA's, delay in approving or its refusal to approve a product, withdrawal of an approved product from the market and the imposition of criminal penalties against the manufacturer and the new drug application holder. Although Pfizer submitted an investigational new drug application to the FDA with respect to the epidermal growth factor receptor inhibitor CP-358,774 and CP-609,754 for farnesylation, we have not submitted an investigational new drug application for any product candidate, and no product candidate has been approved for commercialization in the United States or elsewhere. We intend to file investigational new drug applications for product candidates in our internal proprietary programs, but to rely on our partners to file investigational new drug applications in our collaborative programs. No assurance can be given that we or any of our collaborative partners will be able to conduct clinical testing or obtain the necessary approvals from the FDA or other regulatory authorities for any products.

         IF WE CONTINUE TO INCUR SUBSTANTIAL LOSSES AS WE HAVE EXPERIENCED SINCE INCEPTION, WE MAY NEVER ACHIEVE PRODUCT REVENUES OR PROFITABILITY WHICH MAY CAUSE THE VALUE OF OUR COMMON STOCK TO DECREASE.

         We have had net operating losses since our inception in 1983. At September 30, 1999, our accumulated deficit was approximately $65.6 million. The net income recorded for fiscal quarter ended December 31, 1999 is not indicative of our expected future results. They are a result of two non-recurring events including a one-time technology access fee from a collaborative partner and a gain from the sale of our diagnostics business. Our losses have resulted principally from costs incurred in research and development, and from general and administrative costs associated with our operations. These costs have exceeded our revenues, which to date have been generated principally from collaborative research agreements.

         We expect to incur substantial additional operating expenses over the next several years as a result of increases in our expenses for research and development, including enhancements in our drug discovery technologies and with respect to our internal proprietary projects. If we do not obtain additional third party funding for these expenses, we expect that the expenses will result in increased losses from operations. We do not expect to generate revenues from the sale of our small molecule products for several years.

         IF WE OR OUR COLLABORATIVE PARTNERS DO NOT SUCCESSFULLY DEVELOP, COMMERCIALIZE, MANUFACTURE AND MARKET PRODUCT CANDIDATES, WE MAY NEVER ACHIEVE PRODUCT REVENUES OR PROFITABILITY.

         Our future profitability depends, in part, on:

         - collaborative partners obtaining regulatory approval for products derived from our collaborative research efforts;

         - collaborative partners successfully producing and marketing products derived from technology or rights licensed from us; and

         - entering into agreements for the development, commercialization, manufacture and marketing of any products derived from our internal proprietary programs.

         Our future capital requirements will depend on many factors, which include:

         - continued scientific progress in our research and development programs;

         -        size and complexity of our research and development programs;

         - progress of pre-clinical testing and early stage clinical trials;

         - time and costs involved in obtaining regulatory approvals for our product candidates;

         - costs involved in filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

         -        competing technological and market developments;

         -        establishment of additional collaborative arrangements;

         -        costs of manufacturing arrangements;

         -        costs of commercialization activities; and

         - costs of product in-licensing and strategic acquisitions, if any.

         We intend to seek additional funding through arrangements with corporate collaborators and may seek additional funding through public or private sales of our securities, including equity securities. Additional funding may not be available on reasonable or acceptable terms, if at all. Furthermore, any additional equity financings would be dilutive to our stockholders. If adequate funds are not available, we may be required to curtail significantly one or more of our research and development programs or obtain funds through arrangements with collaborative partners or others that may require us to relinquish our rights to a number of our technologies or product candidates. If funding from one or more of our collaborative programs were reduced or terminated, we would be forced to devote additional internal resources to product development, scale back or terminate selected development programs or seek alternative collaborative partners.

         OUR PRODUCTS MAY BE SUBJECT TO DELAYS IN MANUFACTURE IF COLLABORATIVE PARTNERS OR OUTSIDE CONTRACTORS GIVE OTHER PRODUCTS GREATER PRIORITY THAN OUR PRODUCTS.

         The manufacture of our candidate products for clinical trials and the manufacture of resulting products for commercialization purposes are subject to current good manufacturing practices regulations promulgated by the FDA. We rely on collaborative partners or outside contractors to manufacture our products in their FDA-approved manufacturing facilities. Our collaborative agreements allow our collaborative partners significant discretion in electing to pursue or not to pursue the activities upon which it relies. We cannot control the amount and timing of resources our collaborative partners devote to our programs or potential products. Our products may be in competition with other products for priority of access to these facilities. For this and other reasons, there can be no assurance that our collaborative partners will manufacture our products in an effective or timely manner. If not performed in a timely manner, the clinical trial development of our product candidates or their submission for regulatory approval could be delayed, and our ability to deliver products on a timely basis could be impaired or precluded. We may not be able to enter into any necessary third-party manufacturing arrangements on acceptable terms if at all. Our current dependence upon others for the manufacture of our products could negatively affect our future profit margin, if any, and our ability to commercialize products on a timely and competitive basis.

         OUR LIMITED EXPERIENCE IN CONDUCTING CLINICAL TRIALS AND RELIANCE ON THE PHARMACEUTICAL COMPANIES WITH WHICH WE COLLABORATE FOR CLINICAL DEVELOPMENT AND REGULATORY APPROVALS MAY CAUSE DELAYS, TERMINATIONS OR SETBACKS IN OUR BUSINESS.

         To date, only two product candidates have entered clinical trials in our small molecule drug discovery operations. Only one of the compounds discovered using our small molecule discovery technology has been proven safe in humans and none have yet demonstrated efficacy. Our failure to increase the number of product candidates eligible for clinical trials and unsuccessful completion of clinical trials in the future could negatively affect our business, condition and results of operation.

         IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR ABILITY TO DEVELOP AND COMMERCIALIZE OUR TECHNOLOGY AND PRODUCTS WILL BE SEVERELY LIMITED.

         Our success depends, in part, on our ability or our collaborative partners' ability to:

         -        obtain patent protection for product candidates;

         -        maintain trade secret protection; and

         - operate without infringing on the proprietary rights of third parties.

         The degree of future protection for our proprietary rights will remain uncertain if:

         - our pending patent applications are not approved for any reason;

         - we are unable to develop additional proprietary technologies that are patentable; or

         -        patents issued do not provide us with a competitive advantage.

         Furthermore, third parties may:

         -        independently develop similar or alternative technologies;

         -        duplicate some or all of our technologies;

         - design around our patented technologies if patents are issued to us; and

         -        challenge issued patents.

         WE MAY INCUR SUBSTANTIAL COSTS PROTECTING OUR PROPRIETARY RIGHTS OR DEFENDING AGAINST CHARGES OF INFRINGEMENT OF OTHER'S PROPRIETARY RIGHTS.

         We are seeking to license to other companies rights to practice under our gene transcription patent estate. We believe technology and practices covered by these patents are in widespread use in the pharmaceutical and biotechnology industries. To date, we have granted four licenses to use our gene transcription patent. If other pharmaceutical and biotechnology firms which use our patented technology are not willing to negotiate license arrangements with us on reasonable terms, we may have to choose between (i) abandoning our licensing strategy or (ii) initiating legal proceedings against those firms. Legal action, including patent infringement litigation, is extremely costly. Consequently, our strategy to commercialize our gene transcription patent estate through licensing may not be successful.

         IF WE ARE UNABLE TO MAINTAIN OR ENTER INTO ARRANGEMENTS WITH COLLABORATIVE PARTNERS, OUR ABILITY TO PROCEED WITH RESEARCH AND DEVELOPMENT PROGRAMS, MANUFACTURING AND THE SALE OF OUR PRODUCT CANDIDATES WILL BE SEVERELY LIMITED.

         Our business strategy and limited resources require us to enter into collaborative arrangements with various research partners. We are largely dependent on our collaborative partners for:

         - pre-clinical testing;

         - clinical development;

         - regulatory approval;

         - manufacturing and marketing products;

         - compound libraries;

         - patent protection and proprietary technology; and

         - funding.

         Like many small biopharmaceutical companies, our business strategy includes funding from larger pharmaceutical companies that we collaborate with to support our research and development programs and the commercialization of our product candidates. In trying to attract partners to collaborate with, we face serious competition from other small biopharmaceutical companies as well as in-house research and development staffs of larger pharmaceutical companies. Failure to enter into collaborative agreements on acceptable terms could negatively affect our business, financial condition and results of operation.

         IF ANY OF OUR COLLABORATIVE PARTNERS BREACH OR TERMINATE THEIR AGREEMENTS WITH US OR OTHERWISE FAIL TO CONDUCT OUR COLLABORATIVE ACTIVITIES SUCCESSFULLY IN A TIMELY MANNER, OUR PRE-CLINICAL OR CLINICAL DEVELOPMENT OF PRODUCT CANDIDATES, COMMERCIALIZATION OF PRODUCT CANDIDATES, OR RESEARCH AND DEVELOPMENT PROGRAMS WOULD BE DELAYED OR TERMINATED.

         We face potential problems with our collaborative partners which could affect our success including:

         -        competition with our collaborators;

         - potential disputes with collaborators concerning ownership rights to developed technology;

         - short term of collaborative agreements which may require their renewal;

         -        delays; and

         -        consolidations of pharmaceutical companies.

         Our success depends, in large part, on the efforts of our collaborative partners. Potential disagreements between us and collaborators, such as disputes over ownership rights to any technology developed together, could lead to litigation and costly delays in the collaborative research and development programs and the commercialization of product candidates.

         BECAUSE WE GENERALLY AGREE NOT TO CONDUCT INDEPENDENTLY, OR WITH ANY THIRD PARTY, ANY RESEARCH THAT IS COMPETITIVE WITH THE RESEARCH CONDUCTED UNDER OUR COLLABORATIVE PROGRAMS, OUR COLLABORATIVE RELATIONSHIPS MAY HAVE THE EFFECT OF LIMITING THE AREAS OF RESEARCH WE MAY PURSUE.

         Under our collaborative research agreements with most of our partners, we are prohibited, during the terms of the agreements, from pursuing or sponsoring research aimed at the discovery of drugs which are the subject of the collaborations. Our collaborative partners, however, may develop, either alone or with others, products that are similar to or competitive with the products or potential products that are the subject of our collaborations with such partners. Any such competition may lead to the withdrawal by our collaborative partners of support for our product candidates, which would likely impair our business, financial condition and results of operations.

         BECAUSE ALL OF OUR COLLABORATIVE PROGRAMS WITH PHARMACEUTICAL COMPANIES HAVE TERMS OF SIX OR FEWER YEARS, WHICH IS GENERALLY LESS THAN THE PERIOD REQUIRED FOR THE DISCOVERY, CLINICAL DEVELOPMENT AND COMMERCIALIZATION OF MOST DRUGS, THE CONTINUATION OF OUR DRUG DISCOVERY AND DEVELOPMENT PROGRAMS IS DEPENDENT ON THE PERIODIC RENEWAL OF OUR COLLABORATIVE ARRANGEMENTS.

         All of our collaborative research agreements may be terminated under various circumstances. Some of our collaborative research agreements provide that, upon the expiration of a specified period after execution of the agreement, our collaborative partners have the right to terminate the agreement on short notice without cause. The termination or non-renewal of any collaborative relationship could impede our research and development efforts.

         CONSOLIDATIONS AMONG COMPANIES WITH WHICH WE ARE ENGAGED IN COLLABORATIVE RESEARCH CAN RESULT IN THE DIMINUTION OR TERMINATION OF, OR DELAYS IN, ONE OR MORE OF OUR COLLABORATIVE PROGRAMS.

         In 1995, the pharmaceutical operations of three companies with which we had collaborative research agreements, Hoechst AG, Hoechst Roussel Pharmaceuticals, Inc. and Marion Merrell Dow Inc., were combined into one entity. This combination resulted in delays in our collaborative programs with each of the constituent companies and a reduction in the aggregate funding received by us. Continued consolidations among large pharmaceutical companies could produce similar results.

         FAILURE TO ATTRACT, RETAIN AND MOTIVATE SKILLED PERSONNEL AND CULTIVATE KEY ACADEMIC COLLABORATIONS WILL DELAY OUR PRODUCT DEVELOPMENT PROGRAMS AND RESEARCH AND DEVELOPMENT EFFORTS.

         We are a small company with approximately 200 employees, and our success depends on our continued ability to attract, retain and motivate highly qualified management and scientific personnel and on our ability to develop and maintain collaborative relationships with leading academic institutions and scientists. In particular, our product development programs depend on our ability to attract and retain highly skilled chemists and clinical development personnel for whom competition is intense. The loss of any of these personnel, in particular, Colin Goddard, our Chief Executive Officer, could prevent us from achieving our research and development objectives. We do not know if we will be able to attract, retain or motivate personnel.

         IF THE CONTINUING EFFORTS OF GOVERNMENT AND THIRD-PARTY PAYORS TO CONTAIN OR REDUCE THE COSTS OF HEALTH CARE SUCCEED, THE PRICE THAT WE OR ANY OF OUR COLLABORATIVE PARTNERS OR OTHER LICENSEES WILL RECEIVE FOR ANY DRUGS DISCOVERED OR DEVELOPED IN THE FUTURE MAY DECREASE SIGNIFICANTLY.

         In foreign markets, pricing and profitability of prescription pharmaceuticals are subject to government control. In the United States, we expect a number of federal and state proposals to implement similar government control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical products. To the extent that cost control initiatives have a negative effect on our collaborative partners, our ability to commercialize our products and to realize royalties may also be negatively affected.

         IF WE OR OUR COLLABORATIVE PARTNERS ARE REQUIRED TO OBTAIN LICENSES FROM OTHERS, OUR ROYALTIES ON ANY COMMERCIALIZED PRODUCTS COULD BE REDUCED.

         The extent to which efforts by other researchers have resulted or will result in patents and the extent to which we or our collaborative partners are forced to obtain licenses from others, if available, is currently unknown. In the case where we or our collaborative partners must obtain licenses from third parties, fees must be paid for such licenses. These fees would reduce the royalties we may receive on commercialized products.

         THE USE OF ANY OF OUR POTENTIAL PRODUCTS IN CLINICAL TRIALS AND THE SALE OF ANY APPROVED PRODUCTS MAY EXPOSE US TO LIABILITY CLAIMS RESULTING FROM THE USE OF PRODUCTS OR PRODUCT CANDIDATES.

         Consumers, pharmaceutical companies including our collaborative partners, or others may make product liability claims against us. We do not independently maintain product liability insurance coverage for claims arising from the use of our products in clinical trials. Insurance coverage is becoming increasingly expensive, and no assurance can be given that we will be a named insured with respect to trials underway by our collaborative partners or others or obtain insurance in the future at a reasonable cost or in sufficient amounts to protect us. Our inability to obtain adequate liability insurance, or a successful product liability claim or series of claims brought against us, could negatively impact our business, financial condition and results of operations.

         IF OUR COMPETITORS SUCCEED IN DEVELOPING PRODUCTS THAT ARE MORE EFFECTIVE THAN OUR OWN, OUR PRODUCTS MAY BE RENDERED OBSOLETE OR NONCOMPETITIVE.

         We face significant competition from industry participants who are pursuing the same technologies as we and from organizations that are pursuing pharmaceutical products that are competitive with our potential products. Most of the organizations competing with us have greater capital resources, larger research and development staffs and facilities, and more extensive experience in drug discovery and development, obtaining regulatory approval and pharmaceutical product manufacturing and marketing than we do. Our major competitors include fully integrated pharmaceutical companies, such as Merck & Co., Inc., Glaxo Wellcome Inc. and SmithKline Beecham plc, that have extensive drug discovery efforts and are developing novel small molecule pharmaceuticals, as well as numerous smaller companies. Companies pursuing different but related fields also present significant competition for us. For example, research efforts with respect to gene sequencing and mapping are identifying new and potentially superior target genes.

         IF OUR COMPETITORS SUCCEED IN DEVELOPING TECHNOLOGIES THAT ARE MORE EFFECTIVE THAN OUR OWN, OUR TECHNOLOGIES OR PRODUCTS PRODUCED THEREFROM MAY BE RENDERED OBSOLETE OR NONCOMPETITIVE.

         Biotechnology and related pharmaceutical technology have undergone rapid and significant change. We expect that the technology associated with our research and development programs will continue to develop rapidly. Our future success will depend in large part on our ability to maintain a competitive position with respect to this technology. Rapid technological development by us or others may result in compounds, products or processes becoming obsolete before we recover any expenses incurred to develop a compound, product or process.

         UNTIL REGISTERED UNDER THE REGISTRATION STATEMENT, THE SHARES WILL BE RESTRICTED SECURITIES UNDER FEDERAL AND APPLICABLE STATE SECURITIES LAWS AND, AS SUCH, MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF, EXCEPT AS PERMITTED UNDER SUCH SECURITIES LAWS OR PURSUANT TO REGISTRATION THEREUNDER OR AN EXEMPTION THEREFROM.

         Prospective investors should be prepared to hold, and bear the economic risk of an investment in, the Shares for an indefinite period. In addition, an Investor should be able to withstand a total loss of its investment. As a result, under certain circumstances, the ability of Investors to register the common stock may be delayed.

         THE MARKET PRICES FOR SECURITIES OF BIOTECHNOLOGY AND PHARMACEUTICAL COMPANIES HAVE HISTORICALLY BEEN HIGHLY VOLATILE, AND THE MARKET HAS FROM TIME TO TIME EXPERIENCED SIGNIFICANT PRICE AND VOLUME FLUCTUATIONS THAT ARE UNRELATED TO THE OPERATING PERFORMANCE OF PARTICULAR COMPANIES.

         The following factors may have a negative effect on our stock price:

         -        fluctuations in operating results;

         - announcements of technological innovations or new therapeutic products by others;

         -        clinical trial results;

         -        developments concerning strategic alliance agreements;

         -        government regulation;

         -        developments in patent or other proprietary rights;

         -        public concern as to the safety of our drugs;

         - future sales of substantial amounts of our common stock by existing stockholders; and

         -        comments by securities analysts and general market conditions.

         The realization of any of the risks described in these "Risk Factors" could cause our stock price to fall dramatically.

         OUR CORPORATE GOVERNANCE DOCUMENTS, AND STATE LAW, PROVIDE CERTAIN ANTI-TAKEOVER MEASURES WHICH WILL DISCOURAGE CERTAIN TYPES OF TRANSACTIONS INVOLVING AN ACTUAL OR POTENTIAL CHANGE IN CONTROL OF THE COMPANY.

         Under our Certificate of Incorporation, our Board of Directors has the authority, without further action by the stockholders, to fix the rights and preferences of, and issue shares of, Preferred Stock. In January 1999, we adopted a Shareholders Rights Plan, commonly referred to as a "Poison Pill." Further, we are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% or more of the corporation's outstanding voting stock for a period of three years from the date the stockholder becomes an interested stockholder.

                                  RECENT EVENTS

     On February 28, 2000, OSI sold a total of 3,325,000 shares of common stock to American Variable Insurance Series Global Small Capitalization Fund; Asset Management Holding Co.; Biotechnology Value Fund, L.P.; Biotechnology Value Fund II, L.P.; Chelsey Capital; Forstmann International Fund, LTD; Forstmann Partners, L.P.; Galleon Healthcare Overseas, Ltd; Galleon Healthcare Partners, LP; International Biotechnology Trust PLC; Investment 10, L.L.C.; Janus Investment Fund; Lone Balsam, L.P.; Lone Cypress, LTD; Lone Sequoia, L.P.; Lone Spruce, L.P.; Merlin BioMed LP; Merlin BioMed Intl LTD; Moore Global Investments, Ltd.; Remington Investment Strategies, L.P.; Sands Point Partners; SMALLCAP World Fund, Inc.; United Capital Management, Inc.; and Ziff Asset Management, L.P. The gross proceeds of the sale were $56,525,000.00. OSI agreed to file the registration statement, of which this prospectus is a part, which enables the selling stockholders to sell their shares. OSI also agreed to reimburse the selling stockholders for liability OSI causes by making any untrue statements of material fact or failing to state a material fact in this registration statement.


                                 USE OF PROCEEDS

         The proceeds from the sale of the shares of common stock are solely for the account of the selling stockholders. OSI will not receive any proceeds from the sale of the shares.


                              SELLING STOCKHOLDERS

         The table below describes the amount of common stock owned by the selling stockholders on February 28, 2000 and the number of shares of common stock the selling stockholders are selling under this prospectus.


                                                                                   PERCENTAGE OF     PERCENTAGE OF
                                                                    SHARES          SHARES OWNED      SHARES OWNED
                                                  SHARES            OFFERED           PRIOR TO            AFTER
        SELLING STOCKHOLDERS                       OWNED            HEREBY           OFFERING(1)       CLOSING(1)
        --------------------                  ----------          ---------        --------------    -------------
American Variable Insurance Series
Global Small Capitalization Fund                 14,000            14,000                *                 0

Asset Management Holding Co.                     13,000            13,000                *                 0

Biotechnology Value Fund, L.P.                  801,696            75,000                3.1%              2.8%

Biotechnology Value Fund, II L.P.             1,189,228           115,000                4.6%              4.2%

Chelsey Capital                                  50,000            50,000                *                 0

Forstmann International Fund, LTD                27,000            27,000                *                 0

Forstmann Partners, L.P.                         10,000            10,000                *                 0

Galleon Healthcare Overseas, Ltd                 71,500            71,500                *                 0

Galleon Healthcare Partners, LP                  28,500            28,500                *                 0

International Biotechnology Trust PLC           500,000           500,000                2.0%              0

Investment 10, L.L.C.                            89,337            10,000                *                 *

Janus Investment Fund                         1,855,240         1,000,000                7.2%              3.3%

Lone Balsam, L.P.                                19,750            19,750                *                 0

Lone Cypress, LTD                               204,750           204,750                *                 0

Lone Sequoia, L.P.                               16,500            16,500                *                 0

Lone Spruce, L.P.                                 9,000             9,000                *                 0

Merlin BioMed LP                                200,000            50,000                *                 *

Merlin BioMed Intl LTD                          200,000            50,000                *                 *

Moore Global Investments, Ltd.                  200,100            80,000                *                 *

Remington Investment Strategies, L.P.            49,900            20,000                *                 *

Sands Point Partners                             50,000            50,000                *                 0

SMALLCAP World Fund, Inc.                     1,041,000           561,000                4.1%              1.9%

United Capital Management, Inc.                  50,000            50,000                *                 0

Ziff Asset Management, L.P.                     300,000           300,000                1.2%              0


-------------------------------------

*    Less than 1.0%.

(1)  Based on shares of common stock outstanding as of February 28, 2000.

                              PLAN OF DISTRIBUTION

         Any distribution hereunder of the shares by the selling stockholders may be effected from time to time in one or more of the following transactions:

         - through brokers, acting as principal or agent, in transactions (which may involve block transactions) on Nasdaq or otherwise, in special offerings, in the over-the-counter market, or otherwise, at market prices obtainable at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices,

         - to underwriters who will acquire the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time),

         - directly or through brokers or agents in private sales at negotiated prices,

         - to lenders pledged as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder,

         - through put or call options transactions relating to the shares,

         -        through short sales of shares, or

         -        by any other legally available means.

         Also, offers to purchase shares may be solicited by agents designated by the selling stockholders from time to time. Underwriters or other agents participating in an offering made pursuant to this prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions under the Securities Act of 1933, as amended, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees. The selling stockholders may effect sales of shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         At the time a particular offering of any shares is made hereunder, to the extent required by law, a prospectus supplement will be distributed which will set forth the amount of shares being offered and the terms of the offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for any shares purchased from the selling stockholders, any discounts, commissions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or filed or paid to dealers. The shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the selling stockholders or by agreement between the selling stockholders and underwriters or dealers, if any. The selling stockholders also may, from time to time, authorize dealers, acting as selling stockholders' agents, to solicit offers to purchase the shares upon the terms and conditions set forth in any prospectus supplement.

         In order to comply with the securities laws of certain states, if applicable, the shares will be sold hereunder in such jurisdictions only through registered or licensed brokers or dealers.

         OSI has been advised that, as of the date hereof, the selling stockholders have made no arrangements with any broker for the sale of their shares. The selling stockholders and any underwriters, brokers or dealers involved in the sale of the shares may be considered "underwriters" as that term is defined by the Securities Act although the selling stockholders disclaim such status. OSI has agreed to reimburse the selling stockholders against certain liabilities that may be incurred in connection with the sale of the shares under this prospectus. In addition, the selling stockholders have agreed to reimburse OSI against certain liabilities. OSI has agreed to pay certain expenses incident to the registration statement and the sale of the shares hereunder to the public, other than certain internal administrative and similar costs of the selling stockholders, legal fees and expenses of counsel for the selling stockholders and any underwriting discount and commissions, selling or placement agent or broker fees or commissions, and transfer taxes, if any, in connection with the sale of securities by the selling stockholders. OSI will not receive any proceeds from any sales of the shares pursuant to this prospectus. Each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of OSI's common stock by the selling stockholders.


                              AVAILABLE INFORMATION

         OSI has filed a registration statement, of which this prospectus is a part, and related exhibits with the SEC pursuant to the Securities Act. The registration statement contains additional information about OSI and OSI's common stock. OSI also files annual and quarterly reports, proxy statements and other information with the SEC. You may read and copy the registration statement or any other document OSI files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

         The SEC also maintains a website that contains reports, proxy and information statements, and other information that OSI has filed electronically. The SEC's website is located at http://www.sec.gov. OSI also maintains its own website which is located at http://www.osip.com.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows OSI to "incorporate by reference" the information OSI provides in documents filed with the SEC, which means that OSI can disclose important information by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that OSI later files with the SEC, modifies and replaces this information. OSI incorporates by reference the following documents OSI has filed with the SEC:

         1. annual report on Form 10-K for the fiscal year ended September 30, 1999, filed with the SEC on December 29, 1999 and amended on January 25, 2000;

         2. current reports on Form 8-K filed with the SEC on December 15, 1999 and March 1, 2000;

         3. quarterly report on Form 10-Q for the quarter ended December 31, 1999, filed with the SEC on February 14, 2000;

         4. proxy statement, dated February 7, 2000, for OSI's 2000 annual meeting of stockholders, filed with the SEC on January 28, 2000; and

         5. The description of OSI's common stock, which is registered under Section 12 of the Exchange Act, contained in OSI's registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description.

         All documents OSI has filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus will become a part of this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus call or write Robert L. Van Nostrand, Vice President and Chief Financial Officer, OSI Pharmaceuticals, Inc., 106 Charles Lindbergh Boulevard, Uniondale, New York 11553, telephone (516) 222-0023. OSI will not send exhibits to the documents unless those exhibits have been specifically incorporated by reference in this prospectus.

         You should rely only on the information incorporated by reference or included in this prospectus or the applicable prospectus supplement. OSI has not authorized anyone else to provide you with different information. The selling stockholders may only use this prospectus to sell securities if a prospectus supplement is delivered with the prospectus, to the extent one is required. The selling stockholders are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates set forth on the front of these documents.


                                  LEGAL MATTERS

         Saul, Ewing, Remick & Saul LLP, Philadelphia, Pennsylvania, will pass upon the validity of the shares of common stock offered in this prospectus for OSI.


                                     EXPERTS

         The consolidated financial statements of OSI as of September 30, 1999 and 1998, and for each of the years in the three-year period then ended included in OSI's 1999 annual report on Form 10-K, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, also incorporated by reference in this prospectus, and upon the authority of KPMG LLP as experts in accounting and auditing.

         You should rely only on the information contained in this prospectus or incorporated by reference. OSI has not authorized anyone to provide you with additional or different information. OSI is not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the date of delivery of this prospectus or the date of any sale of the securities.






                                3,325,000 shares

                            OSI PHARMACEUTICALS, INC.


                                  Common Stock

                               ------------------

                                   Prospectus
                               ------------------



                                  March 2, 2000

                                     PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following expenses incurred in connection with the sale of the securities being registered will be borne by OSI. Other than the SEC registration fee, the amounts stated are estimates.

                  SEC registration fee............................................    $      19,777.93
                  Accounting fees and expenses....................................            5,000.00
                  Legal fees and expenses.........................................           10,000.00
                                                                                          ------------
                      Total.......................................................    $      34,777.93

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or another enterprise if serving such enterprise at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection therewith.

         OSI's Certificate of Incorporation provides that OSI shall, to the fullest extent authorized by the General Corporation Law of Delaware, indemnify any person, or the legal representative of any person, who is or was a director, officer, employee or agent of OSI or another enterprise if said person served such enterprise at the request of OSI. The Certificate of Incorporation also provides that any amendment to the General Corporation Law of Delaware shall only be applicable to the extent any such amendment permits OSI to provide broader indemnification rights than said law permitted OSI to provide prior to such amendment. The Certificate of Incorporation further provides that in the case of an action, suit or proceeding initiated by the indemnified person, OSI shall indemnify the person only if such action, suit or proceeding was authorized by OSI's Board of Directors. The Certificate of Incorporation also contains a provision eliminating the liability of directors of OSI to OSI or its stockholders for monetary damages for breach of fiduciary duty except under certain specified circumstances. The Certificate of Incorporation also permits OSI to maintain insurance to protect itself and any director, officer, employee or agent against any liability with respect to which OSI would have the power to indemnify such persons under the General Corporation Law of Delaware. OSI maintains an insurance policy insuring its directors and officers against certain liabilities.

ITEM 16. EXHIBITS.

         The following is a list of exhibits filed as part of the Registration
Statement:


         4.1 Stock Purchase Agreement by and between OSI and Biotechnology Value Fund, L.P., dated February 24, 2000 (included as an exhibit to OSI's current report on Form 8-K filed on March 1,
                  2000). Each of the selling stockholders have executed Stock Purchase Agreements which are substantially identical to Biotechnology Value Fund L.P.'s Stock Purchase Agreement except as to the parties and the number of shares purchased.

                                                       Number of
           Party                                    Shares Purchased
           -----                                    ----------------
    American Variable Insurance Series
    Global Small Capitalization Fund                      14,000

    Asset Management Holding Co.                          13,000

    Biotechnology Value Fund, II L.P.                    115,000

    Chelsey Capital                                       50,000

    Forstmann International Fund, LTD                     27,000

    Forstmann Partners, L.P.                              10,000

    Galleon Healthcare Overseas, Ltd                      71,500

    Galleon Healthcare Partners, LP                       28,500

    International Biotechnology Trust PLC                500,000

    Investment 10, L.L.C.                                 10,000

    Janus Investment Fund                              1,000,000

    Lone Balsam, L.P.                                     19,750

    Lone Cypress, LTD                                    204,750

    Lone Sequoia, L.P.                                    16,500

    Lone Spruce, L.P.                                      9,000

    Merlin BioMed LP                                      50,000

    Merlin BioMed Intl LTD                                50,000

    Moore Global Investments, Ltd.                        80,000

    Remington Investment Strategies, L.P.                 20,000

    Sands Point Partners                                  50,000

    SMALLCAP World Fund, Inc.                            561,000

    United Capital Management, Inc.                       50,000

    Ziff Asset Management, L.P.                          300,000

         5.1 Opinion of Saul, Ewing, Remick & Saul LLP as to the legality of the securities registered hereunder

         23.1     Consent of KPMG LLP

         23.2     Consent of Saul, Ewing, Remick & Saul LLP (included in Exhibit
                  5.1)

         24.1     Power of Attorney (contained on Signature Page)

ITEM 17. UNDERTAKINGS.

         A.       Rule 415 Offering

                  The undersigned Registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. Filing Incorporating Subsequent Exchange Act Documents By Reference.

                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Request for Acceleration of Effective Date

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uniondale, State of New York, on March 2, 2000.

                                       OSI PHARMACEUTICALS, INC.


                                       By: /s/ Colin Goddard
                                           -------------------------------------
                                           Colin Goddard, Ph.D.
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints Colin Goddard, Ph.D. and Robert L. Van Nostrand, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          Signature                                                Title                           Date
          ---------                                                -----                           ----
/s/ COLIN GODDARD, Ph.D.                                       President and                     March 2, 2000
-----------------------------------
Colin Goddard, Ph.D.                                      Chief Executive Officer
                                                               and Director


/s/ ROBERT L. VAN NOSTRAND                               Vice President and Chief                March 2, 2000
-----------------------------------
Robert L. Van Nostrand                                       Financial Officer


/s/ GARY E. FRASHIER                                            Chairman of                      March 2, 2000
-----------------------------------
Gary E. Frashier                                          the Board of Directors


/s/ G. MORGAN BROWNE                                             Director                        March 2, 2000
-----------------------------------
G. Morgan Browne

/s/ JOHN H. FRENCH, II                                           Director                        March 2, 2000
-----------------------------------
John H. French, II


/s/ EDWIN A. GEE, Ph.D                                           Director                        March 2, 2000
-----------------------------------
Edwin A. Gee, Ph.D.


/s/ DARYL K. GRANNER, M.D.                                       Director                        March 2, 2000
-----------------------------------
Daryl K. Granner, M.D.


/s/ WALTER M. LOVENBERG, Ph.D.                                   Director                        March 2, 2000
-----------------------------------
Walter M. Lovenberg, Ph.D.


/s/ STEVEN M. PELTZMAN                                           Director                        March 2, 2000
-----------------------------------
Steven M. Peltzman


                                                                 Director                               , 2000
-----------------------------------
Viren Mehta


 /s/ JOHN P. WHITE, Esquire                                      Director                        March 2, 2000
-----------------------------------
John P. White, Esquire

                                  EXHIBIT INDEX

    EXHIBIT NO.                             EXHIBIT                                      SEQUENTIAL PAGE NUMBER
    -----------                             -------                                      ----------------------
      4.1                  Stock Purchase Agreement by and between OSI
                           and Biotechnology Value Fund L.P., dated
                           February 24, 2000 (included as an exhibit to
                           OSI's current report on Form 8-K filed on
                           March 1, 2000).

      5.1 Opinion of Saul, Ewing, Remick & Saul LLP as to the legality of the securities registered hereunder

      23.1                 Consent of KPMG LLP

      23.2                 Consent of Saul, Ewing, Remick & Saul LLP
                           (included in Exhibit 5.1)

      24.1                 Power of Attorney (contained on Signature Page)